Exhibit 99.1

QC Holdings, Inc. Reports Third Quarter Results

Board Declares $0.15 Dividend and Establishes Regular Quarterly Dividend Policy

OVERLAND PARK, Kan.--(BUSINESS WIRE)--November 6, 2008--QC Holdings, Inc. (NASDAQ: QCCO) today announced results for the three and nine months ended September 30, 2008.

“We are pleased with our results during 2008 given the turmoil in the various markets throughout the year,” said QC Chairman and Chief Executive Officer Don Early. “This type of credit-restricted environment highlights the importance of maintaining access to competitive and reasonable financing options for our customers.

“Revenue growth during third quarter was reasonable as customer demand was steady, while not yet completely back to historical norms,” Early said. “Importantly, our loss ratio improved during third quarter compared to prior year despite the economic challenges.

“The Board declared a total dividend of $0.15 per common share, which includes a newly established $0.05 per common share regular quarterly dividend. This action reflects the Board’s confidence in the company’s core business and strategic opportunities.”

Highlights for the third quarter included:

  Income from continuing operations of $2.8 million, or $0.16 per diluted share;
  A 6.1% increase in revenues to $59.4 million compared to $56.0 million in third quarter 2007;
  A 6.7% improvement in gross profit from comparable branches (defined as those branches that were open for all of the two periods being compared) over prior year’s third quarter; and
  Adjusted EBITDA, which is earnings before interest, taxes, depreciation, amortization and charges related to stock options and restricted stock awards, of $8.8 million.

“We are proud to have partnered with the industry to undertake important voter referendum initiatives in Arizona and Ohio,” Early noted. “While we were disappointed with Tuesday’s election results with respect to our ability to offer short-term loans to our customers in Arizona and Ohio, we remain committed to providing solutions for our customers’ credit needs.

“In Arizona, it will be business as usual as we work to find a better long-term solution over the next two years. In Ohio, we will continue to evaluate product alternatives that will meet the needs of our customers.”

Highlights for the nine months ended September 30, 2008 included:

  Income from continuing operations of $10.4 million, or $0.57 per diluted share;
  An 7.5% increase in revenues to $166.7 million compared to $155.0 million last year;
  A 5.3% and 8.5% improvement in revenues and gross profit, respectively, from comparable branches; and
  Adjusted EBITDA of $28.7 million.

The three and nine months ended September 30, 2008 include discontinued operations relating to 13 Ohio branches that were closed during third quarter 2008 due to changes in the payday loan laws that effectively preclude the product as it is currently offered.

For the three and nine months ended September 30, 2008 and 2007, schedules reconciling adjustments to net income pursuant to generally accepted accounting principles (GAAP), and adjusted EBITDA to net income, are provided below. The results for the nine months ended September 30, 2007 include approximately $3.5 million ($2.1 million, or $0.11 per diluted share, after-tax) in costs and charges associated with the company’s activities to close 39 branches in various states (the majority of which were consolidated into nearby branches) and to terminate the de novo process on eight branches that never opened (“the 2007 closing charges”), including $1.6 million for termination of operating leases and related occupancy costs, $1.8 million for the disposition of property and $82,000 for write-offs of deposits and severance costs. QC believes that it is useful to management and investors to analyze results after adjusting for these items to provide a more comparable basis for evaluating QC’s operating results and financial performance over time. See the reconciliation tables for additional information.

Third Quarter

The $3.4 million improvement in revenues quarter-to-quarter was primarily attributable to higher installment and automobile loan volumes. QC originated approximately $334.5 million of payday loans during third quarter 2008, a 1.0% decline from the $337.9 million during third quarter 2007. This decline is primarily attributable to customers in New Mexico transitioning from the payday product to our installment loan product. Installment and automobile loan volumes totaled $11.4 million for third quarter 2008 versus $5.0 million in prior year’s third quarter.

Revenues for comparable branches (those branches that were open for the 15 months since June 30, 2007) increased 2.3%, or $1.3 million, to $56.7 million during the three months ended September 30, 2008. This increase is primarily attributable to the acceleration of revenues associated with the 2005 and 2006 groups of branches.

Branch operating costs, exclusive of loan losses, increased to $25.3 million during the three months ended September 30, 2008 compared to $22.1 million in the same 2007 period. Branch-level salaries and benefits grew $1.6 million over prior year’s quarter due to higher benefit costs and a slightly higher number of field personnel. Occupancy, other branch expenses and depreciation increased in aggregate by $1.6 million, primarily due to cost of sales associated with the company’s buy here, pay here automotive locations.

During the three months ended September 30, 2008, the company reported an increase in loan losses to $17.3 million compared to $17.0 million in the same 2007 period. The loss ratio for the current quarter, however, was down to 29.1% compared to 30.3% in third quarter 2007. This reduction is due to fewer returned items and better collection rates quarter-to-quarter. Comparable branches totaled $16.7 million in loan losses during the quarter, which was down slightly from prior year’s third quarter.

QC’s branch gross profit in third quarter 2008 was $16.8 million, slightly lower than prior year. Gross profit for comparable branches during third quarter 2008 increased $1.1 million to $17.6 million, with the improvements resulting from stronger results in the majority of states, partially offset by reduced profit from QC’s New Mexico branches due to the new, more restrictive payday loan legislation effective November 1, 2007.

Regional and corporate expenses increased to $9.6 million during the three months ended September 30, 2008 from $8.7 million in third quarter 2007. This increase is primarily attributable to higher governmental affairs spending associated with contested states.

Interest expense increased $878,000 over last year’s third quarter due to higher debt balances as a result of the $48.5 million special dividend paid in December 2007. The company’s effective income tax rate was 48.1% during the quarter (versus 39.6% in last year’s third quarter) as a result of certain non-deductible government affairs expenditures.

“Gross profit from our comparable branches grew at a higher rate than revenues during the quarter, continuing the experience from the first half of 2008,” noted QC President and Chief Operating Officer Darrin Andersen. “This improvement reflects a return to more typical third quarter loss levels and well-managed branch operating expenses.

“While revenue growth is more challenging in the current environment, we were pleased to see higher revenues from our automotive locations. As we invest more in this business, we expect to leverage our years of experience in originating, managing and collecting loans to gain efficiencies and to grow profitably.”

Nine Months Ended September 30

The company’s revenues grew $11.7 million, or 7.5%, to $166.7 million during the nine months ended September 30, 2008 versus 2007 as a result of increases in the number of customer transactions and average loan size.

Revenues for comparable branches (those branches that were open for the 21 months since December 31, 2006) increased 5.3% to $157.6 million during the nine months ended September 30, 2008 for the same reasons as noted in the quarterly discussion. Revenues from branches added during 2007 totaled $4.6 million for the nine-month period.

Branch operating costs, exclusive of loan losses, increased 6.1% to $72.8 million. Exclusive of the 2007 closing charges, operating costs increased $5.8 million, primarily as a result of higher salaries and benefits (as noted in the quarterly discussion above), as well as occupancy costs associated with lease escalation provisions and cost of sales for automobile purchases. Comparable branches averaged approximately $13,000 per month in operating expenses through September 30, 2008.

During the nine months ended September 30, 2008, the company reported loan losses of $40.9 million compared to $37.3 million in the same 2007 period. The company’s loss ratio was 24.5% during the nine months ended September 30, 2008 versus 24.1% last year. Exclusive of debt sales in each period ($448,000 in 2008 and $2.0 million in 2007), the loss ratio declined period-to-period. Comparable branches totaled $39.1 million in loan losses during the nine months ended September 30, 2008 compared to $38.3 million in the prior year period.

Branch gross profit increased approximately $3.9 million from $49.1 million during the nine months ended September 30, 2007 to $53.0 million in the current period. Exclusive of the 2007 closing charges, branch gross profit increased $2.3 million period-to-period. Gross profit for comparable branches during the first nine months of 2008 increased by $4.2 million to $53.7 million. The branches added during 2007 were essentially breakeven through September 30, 2008.

Regional and corporate expenses increased $3.1 million to $29.4 million during the nine months ended September 30, 2008 as a result of higher governmental affairs spending associated with contested states and compensation increases to accommodate inflation.

Interest expense increased nearly $3.0 million over last year due to higher debt balances throughout 2008 compared to 2007. The company’s effective tax rate was 41.7% during the nine months ended September 30, 2008 compared to 39.7% in the same 2007 period for the reasons noted in the quarterly discussion above.

-DIVIDEND DECLARATION -

QC's Board of Directors established a regular quarterly dividend of $0.05 per common share effective this quarter. Together with this regular quarterly dividend, the Board declared a special cash dividend of $0.10 per common share. The quarterly dividend and the special dividend are payable December 2, 2008, to stockholders of record as of November 20, 2008.

-BUSINESS OUTLOOK -

“Our results were consistent with our typical third quarter experience,” Early said. “Our field employees continue to focus on providing superb customer service when originating, managing and collecting our various loan products. This focus is critical given the challenges facing our customers during this period of deteriorating consumer confidence, volatile equity markets and evaporating credit.

“During the nine months ended September 30, 2008, we repurchased more than 1.4 million company shares. With this $11.6 million investment, we now have repurchased more than $50 million of QC stock, leaving about $10 million under the existing stock repurchase authorization.

“We enter the final quarter of 2008 from a position of strength. Our loans receivable balance at September 30, 2008 is 8% higher than one year earlier, providing a solid base for revenue improvements. Our losses and operating expenses are trending as expected. This solid earnings foundation, together with our strong balance sheet and committed financing through 2012, provides great flexibility with respect to our capital allocation alternatives, thereby enhancing our opportunity to drive shareholder value.”

QC will present its financial results for the three months and nine months ended September 30, 2008 in a conference call on November 6, at 2:00 p.m. EST. Stockholders and other interested parties are invited to listen online at www.qcholdings.com or dial 866-770-7125, passcode 81241000. The accompanying slides to the presentation will be available on the QC Web site prior to the conference call on November 6. A replay of the audio portion of the presentation will be available online until the close of business on December 6, 2008. The replay can also be accessed by telephone until November 13, 2008, at 888-286-8010, code 80885409.

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of short-term loans in the United States, operating 585 branches in 24 states at September 30, 2008. With more than 24 years of operating experience in the retail consumer finance industry, the company entered the short-term loan market in 1992 and, since 1998, has grown from 48 branches to 585 branches through a combination of de novo branches and acquisitions. During fiscal 2007, the company advanced approximately $1.3 billion to customers through payday loans and reported total revenues of $213.6 million.

Forward-Looking Statement Disclaimer: This press release and the conference call referenced above contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company’s current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) the increased leverage of the company as a result of the payment of a $48.5 million special cash dividend in December 2007, (2) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (3) litigation or regulatory action directed towards us or the payday loan industry, (4) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and the rate of growth in, or closures of, branches, (5) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (6) changes in our key management personnel, (7) integration risks and costs associated with future acquisitions, and (8) the other risks detailed under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release or the conference call referenced above to reflect future events or developments.

QC Holdings, Inc. Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2008	2007	2008
Revenues
Payday loan fees	$ 48,338	$ 47,157	$ 133,464	$ 133,747
Other	7,649	12,226	21,504	32,914
Total revenues	55,987	59,383	154,968	166,661
Branch expenses
Salaries and benefits	11,111	12,711	34,168	36,657
Provision for losses	16,970	17,272	37,292	40,852
Occupancy	6,117	6,778	19,945	20,028
Depreciation and amortization	1,163	1,109	3,547	3,353
Other	3,741	4,707	10,934	12,789
Total branch expenses	39,102	42,577	105,886	113,679
Branch gross profit	16,885	16,806	49,082	52,982

Regional expenses	3,277	3,247	9,513	9,999
Corporate expenses	5,389	6,349	16,781	19,380
Depreciation and amortization	582	678	1,631	2,042
Interest expense, net	198	1,076	367	3,294
Other expense (income), net	(27)	88	2,046	406
Income from continuing operations before income taxes	7,466	5,368	18,744	17,861
Provision for income taxes	2,955	2,582	7,448	7,454
Income from continuing operations	4,511	2,786	11,296	10,407
Loss from discontinued operations, net of income tax	(228)	(40)	(362)	(772)
Net income	$ 4,283	$ 2,746	$ 10,934	$ 9,635

Earnings (loss) per share:
Basic
Continuing operations	$ 0.23	$ 0.16	$ 0.58	$ 0.58
Discontinued operations	(0.01)	-	(0.02)	(0.04)
Net income	$ 0.22	$ 0.16	$ 0.56	$ 0.54

Diluted
Continuing operations	$ 0.23	$ 0.16	$ 0.57	$ 0.57
Discontinued operations	(0.01)	-	(0.02)	(0.04)
Net income	$ 0.22	$ 0.16	$ 0.55	$ 0.53
Weighted average number of common shares outstanding:
Basic	19,109	17,555	19,368	18,006
Diluted	19,653	17,664	19,888	18,114

Non-GAAP Reconciliations Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

The company analyzes historical results after adjusting for certain items. With respect to the results for the nine months ended September 30, 2007 and 2008, the company believes that excluding the various costs and charges associated with the 2007 branch closings is useful to management and investors because it provides a more comparable basis for evaluating the company’s operating results and financial performance over time. Internally, these adjusted results are used to evaluate the performance of the company.

	Nine Months Ended September 30, 2007			Nine Months Ended September 30, 2008
	GAAP	Non-GAAP Adjust-ments (a)	Adjusted	GAAP	Non-GAAP Adjust-ments (b)	Adjusted
Revenues
Payday loan fees	$ 133,464	$ -	$ 133,464	$ 133,747	$ -	$ 133,747
Other	21,504	-	21,504	32,914	-	32,914
Total revenues	154,968	-	154,968	166,661	-	166,661
Branch expenses
Salaries and benefits	34,168	(31)	34,137	36,657	-	36,657
Provision for losses	37,292	-	37,292	40,852	-	40,852
Occupancy	19,945	(1,558)	18,387	20,028	-	20,028
Depreci-ation and amorti-zation	3,547	-	3,547	3,353	-	3,353
Other	10,934	(51)	10,883	12,789	-	12,789
Total branch expenses	105,886	(1,640)	104,246	113,679	-	113,679
Branch gross profit	49,082	1,640	50,722	52,982	-	52,982

Regional expenses	9,513	-	9,513	9,999	-	9,999
Corporate expenses	16,781	-	16,781	19,380	-	19,380
Depreci-ation and amorti-zation	1,631	-	1,631	2,042	-	2,042
Interest expense, net	367	-	367	3,294	-	3,294
Other expense, net	2,046	(1,824)	222	406	-	406
Income from continuing operations before income taxes	18,744	3,464	22,208	17,861	-	17,861
Provision for income taxes	7,448	1,355	8,803	7,454	-	7,454
Income from continuing operations	11,296	2,109	13,405	10,407	-	10,407
Discontinued operations	(362)	-	(362)	(772)	-	(772)
Net income	$ 10,934	$ 2,109	$ 13,043	$ 9,635	$ -	$ 9,635

Earnings (loss) per share:
Basic:
Continuing operations	$ 0.58	$ 0.11	$ 0.69	$ 0.58	$ -	$ 0.58
Discon-tinued operations	(0.02)	-	(0.02)	(0.04)	-	(0.04)
Net income	$ 0.56	$ 0.11	$ 0.67	$ 0.54	$ -	$ 0.54

Diluted:
Continuing operations	$ 0.57	$ 0.11	$ 0.68	$ 0.57	$ -	$ 0.57
Discon-tinued operations	(0.02)	-	(0.02)	(0.04)	-	(0.04)
Net income	$ 0.55	$ 0.11	$ 0.66	$ 0.53	$ -	$ 0.53

(a) These adjustments reflect the elimination of the costs and charges for the 2007 closing charges, including $1.6 million for termination of operating leases and related occupancy costs, $1.8 million for the disposition of property and $82,000 for write-offs of deposits and severance to employees.

(b) There were no adjustments for the nine months ended September 30, 2008.

Non-GAAP Reconciliations Adjusted EBITDA (in thousands) (Unaudited)

QC reports adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and charges related to stock options and restricted stock awards) as a financial measure that is not defined by U.S. generally accepted accounting principles (“GAAP”). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. It is important to note that non-GAAP measures, such as adjusted EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of net income to adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2008	2007	2008

Income from continuing operations	$ 4,511	$ 2,786	$ 11,296	$ 10,407
Provision for income taxes	2,955	2,582	7,448	7,454
Depreciation and amortization	1,745	1,787	5,178	5,395
Interest expense	215	1,083	472	3,332
Non-cash losses (gains) on property dispositions	(27)	88	222	406
Stock option and restricted stock expense	497	519	1,673	1,708
Costs and charges with respect to branch closings/consolidation and terminations of de novo process (a)			3,464
Adjusted EBITDA	$ 9,896	$ 8,845	$ 29,753	$ 28,702

(a) To provide a more comparable basis for evaluation, for the nine months ended September 30, 2007, the adjusted EBITDA computation includes the costs and charges associated with branch closings as discussed in detail in the footnotes to the Non-GAAP Reconciliations tables above.

QC Holdings, Inc. Consolidated Balance Sheets (in thousands)

	December 31, 2007	September 30, 2008
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents	$ 24,145	$ 16,417
Loans receivable, less allowance for losses of $4,442 at December 31, 2007 and $5,071 at September 30, 2008	72,903	71,154
Prepaid expenses and other current assets	3,290	4,914
Total current assets	100,338	92,485
Property and equipment, net	26,525	24,814
Goodwill	16,081	16,144
Other assets, net	6,636	5,916
Total assets	$ 149,580	$ 139,359

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$ 1,321	$ 923
Accrued expenses and other liabilities	10,898	9,696
Deferred revenue	5,277	4,607
Income taxes payable	769	1,130
Debt due within one year	28,500	27,000
Deferred income taxes	766
Total current liabilities	47,531	43,356
Non-current liabilities	2,834	4,184
Deferred income taxes	989
Long-term debt	46,000	42,250
Total liabilities	97,354	89,790

Commitments and contingencies
Stockholders’ equity	52,226	49,569
Total liabilities and stockholders’ equity	$ 149,580	$ 139,359

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands, except Branch Data, Average Loan and Average Fee)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2008	2007	2008
	Unaudited		Unaudited
Branch Data (non-auto):
Number of branches, beginning of period	599	597	613	596
De novo branches opened	2	3	16	9
Acquired branches			13	1
Branches closed	(9)	(15)	(50)	(21)
Number of branches, end of period	592	585	592	585

Comparable Branch Data:
Total number of comparable branches	571	571	552	552
Comparable branch revenue	$ 55,430	$ 56,727	$ 149,731	$ 157,560
Percentage change		2.3%		5.3%
Comparable branch net revenues	$ 38,341	$ 40,001	$111,412	$118,480
Percentage change		4.4%		6.4%

Operating Data – Payday Loans:
Loan volume	$ 337,900	$334,469	$ 908,459	$947,181
Average loan (principal plus fee)	369.40	371.02	364.49	370.37
Average fee	54.11	53.73	52.86	53.59

Loss Data:
Allowance for loan losses:
Balance, beginning of period	$ 3,721	$ 4,066	$ 2,982	$ 4,442
Adjustment to provision for losses based on evaluation of outstanding receivables (a)	(130)	1,005	609	629
Balance, period end	$ 3,591	$ 5,071	$ 3,591	$ 5,071

Provision for losses:
Charged-off to expense	$ 28,968	$ 28,165	$ 72,927	$ 76,375
Recoveries	(11,871)	(11,912)	(36,246)	(36,206)
Adjustment to provision for losses based on evaluation of outstanding receivables (a)	(127)	1,019	611	683
Total provision for losses	$ 16,970	$ 17,272	$ 37,292	$ 40,852

Provision for losses as a percentage of revenues	30.3%	29.1%	24.1%	24.5%
Provision for losses as a percentage of loan volume (all products)	4.7%	4.7%	3.8%	4.0%

(a) Amounts differ due to the inclusion of changes in the credit services organization liability in the provision for losses table.

CONTACT:
QC Holdings, Inc.
Investor Relations Contact:
Douglas E. Nickerson, 913-234-5154
Chief Financial Officer
or
Media Contact:
Tom Linafelt, 913-234-5237
Director – Corporate Communications